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Steelcase Reports First Quarter Fiscal 2010 Results

Results Better than Expected – Driven largely by COLI gains and cost reduction benefits

GRAND RAPIDS, Michigan—(PRNewswire-FirstCall)—June 23, 2009—Steelcase Inc. (NYSE: SCS) today reported break-even net income for the first quarter of fiscal 2010, significantly better than the estimated net loss of $(0.13) to $(0.23) per share the company communicated last quarter.  Current quarter results included an $18 million benefit associated with increases in the cash surrender value of company-owned life insurance policies (COLI).  The company reported net income of $22.1 million, or $0.16 per share, in the first quarter of fiscal 2009.

First quarter revenue of $545.6 million represented a decline of 33.1 percent compared to $815.7 million in the prior year quarter and was within company estimates.  Revenue comparisons were negatively impacted by approximately $(39) million of unfavorable currency translation effects compared to the prior year and $(12) million from divestitures completed within the last twelve months.  Revenue declines occurred broadly across most geographic markets, customer segments and product categories.

Cost of sales increased to 70.9 percent of sales in the quarter from 67.5 percent in the prior year, primarily due to lower absorption of fixed costs associated with the revenue decline. The increase in cost of sales over the prior year was partially offset by benefits from prior restructuring activities and cost control efforts, increases in COLI cash surrender value of $9 million, a reduction of $6 million in variable compensation expense, and reductions in employee salaries and retirement benefits of $5 million.  Lower commodity costs and improved price yield also helped reduce the impact of lower revenue in the quarter.

Operating expenses fell $59.7 million to $161.0 million, or 29.6 percent of revenue, from $220.7 million, or 27.1 percent of revenue, in the prior year.  The decrease in absolute dollars was primarily driven by benefits from prior restructuring activities and cost control efforts, a reduction of $13 million in variable compensation expense, favorable currency translation effects of approximately $9 million, increases in COLI cash surrender value of $6 million, and reductions in employee salaries and retirement benefits of $5 million.

"While the demand environment has been challenging, we are pleased with the positive impact our restructuring actions and cost controls are having on our ability to weather this downturn," said James P. Hackett, president and CEO. "I express my gratitude to our employees who have taken personal responsibility to help our company navigate this difficult environment."

The current quarter operating loss of $(5.2) million compared with operating income of $36.8 million in the prior year.  Restructuring costs totaled $(2.8) million in the current quarter compared to $(7.2) million in the prior year and related to previously announced facility consolidations and workforce reductions.

The income tax benefit recorded in the quarter approximated the loss before income taxes. The resulting effective tax rate of 100 percent was driven in large part by significant non-taxable income from COLI.

Cash and short-term investments decreased to $118.5 million from $193.6 million at the end of fiscal 2009, primarily due to normal seasonal disbursements associated with annual bonus payments and retirement plan contributions.  Subsequent to the end of the first quarter, the company enhanced its liquidity position through the financing of existing corporate aircraft, which increased cash and long-term debt by $47 million in the second quarter.

"In the midst of mixed economic signals, uncertainty in the demand environment for office furniture remains high," said David C. Sylvester, vice president and CFO.  “Accordingly, we are implementing additional actions to further reduce our annualized operating costs by an estimated $30 million.  While we are unable to provide full fiscal year revenue guidance, we expect these actions will contribute to us achieving modest operating income (excluding restructuring costs) for the full year, provided fiscal 2010 revenue does not decline greater than 25 percent compared to the prior year.”

Outlook

The company expects second quarter fiscal 2010 revenue to approximate $600 million, compared to $901.8 million in the prior year, which was the highest quarterly revenue in more than 5 years.  Recent order patterns have reflected modest seasonal improvements, which are projected to continue into the second quarter.  The revenue estimate also includes an assumption of approximately $(35) million of unfavorable currency translation effects and $(5) million from divestitures as compared to the prior year.

Steelcase expects to report approximately break-even operating income (excluding an estimated $(10) million of restructuring costs) and approximately break-even net income for the second quarter of fiscal 2010.  The net income estimate is based on an estimated effective tax rate similar to the first quarter, which is subject to changes in COLI income or other operating results.  The company reported earnings of $0.23 per share in the second quarter of fiscal 2009, which included $(9) million of pre-tax restructuring costs.

The company announced today that it does not intend to make a contribution to the Steelcase Inc. Retirement Plan for fiscal 2010 and that it expects to further reduce its white collar workforce by approximately 200 positions globally.    In addition, the company is consolidating a number of smaller manufacturing facilities across its global operations.  These actions, which the company anticipates to complete over the balance of the fiscal year, are projected to generate an estimated $30 million in annualized pre-tax savings.  Total pre-tax restructuring costs for these and previously communicated actions are expected to approximate $25 million for the full fiscal year 2010.

Mr. Hackett concluded, “It is clear the next several quarters will remain challenging for our industry.  However, first quarter revenue may prove to be our low watermark for this downturn as we move into stronger seasonal quarters ahead and continue our focus on strategies to win new business in the current environment.”

Business Segment Results
(in millions)

	(Unaudited)
	Three Months Ended

	May 29, 2009	May 30, 2008	% Change

Revenue
North America (1)	$293.9	$430.7	(31.8)%
International (2)	152.1	252.8	(39.8)%
Other (3)	99.6	132.2	(24.7)%
Consolidated Revenue	$545.6	$815.7	(33.1)%

Operating (Loss) Income
North America	$12.7	$34.3
International	(6.3)	12.4
Other	(6.9)	(4.2)
Corporate (4)	(4.7)	(5.7)
Consolidated Operating (Loss) Income	$(5.2)	$36.8

Operating (Loss) Income Percent	(1.0)%	4.5%

Business Segment Footnotes

1.
The North America segment serves customers in the U.S. and Canada mainly through independent dealers. The North America segment includes furniture, interior architecture, technology and healthcare environment solutions under the Steelcase, Turnstone, Details and Nurture by Steelcase brands.

2.	The International segment serves customers outside of the U.S. and Canada primarily under the Steelcase brand, with an emphasis on freestanding furniture systems, storage and seating solutions.
3.	The Other category includes the Coalesse Group, PolyVision and IDEO. The Coalesse Group

consists of the Coalesse brand and Designtex. Coalesse is a premium furnishings brand that serves the markets of executive office, conference, lounge, teaming environments and more residential live/work solutions.

4.	Corporate expenses include the executive function and portions of shared services functions such as human resources, finance, legal, research and development and corporate facilities.

Steelcase Inc.

	(Unaudited)
	Three Months Ended
	May 29, 2009		May 30, 2008

Revenue	$545.6	100.0%	$815.7	100.0%
Cost of sales	387.0	70.9	551.0	67.5
Restructuring costs	3.1	0.6	4.8	0.6
Gross profit	155.5	28.5	259.9	31.9
Operating expenses	161.0	29.6	220.7	27.1
Restructuring (benefits) costs	(0.3)	(0.1)	2.4	0.3
Operating (loss) income	$(5.2)	(1.0)%	$36.8	4.5%

Gross profit, as reported	$155.5	28.5%	$259.9	31.9%
Restructuring costs	3.1	0.6	4.8	0.6
Gross profit, excluding restructuring items	$158.6	29.1%	$264.7	32.5%

Operating (loss) income, as reported	$(5.2)	(1.0)%	$36.8	4.5%
Restructuring costs	2.8	0.5	7.2	0.9
Operating (loss) income, excluding restructuring items	$(2.4)	(0.5)%	$44.0	5.4%

North America

	(Unaudited)
	Three Months Ended
	May 29, 2009		May 30, 2008

Revenue	$293.9	100.0%	$430.7	100.0%
Cost of sales	207.5	70.6	293.7	68.2
Restructuring costs	2.6	0.9	2.8	0.6
Gross profit	83.8	28.5	134.2	31.2
Operating expenses	72.2	24.6	99.0	23.0
Restructuring (benefits) costs	(1.1)	(0.4)	0.9	0.2
Operating income	$12.7	4.3%	$34.3	8.0%

Gross profit, as reported	$83.8	28.5%	$134.2	31.2%
Restructuring costs	2.6	0.9	2.8	0.6
Gross profit, excluding restructuring items	$86.4	29.4%	$137.0	31.8%

Operating income, as reported	$12.7	4.3%	$34.3	8.0%
Restructuring costs	1.5	0.5	3.7	0.8
Operating income, excluding restructuring items	$14.2	4.8%	$38.0	8.8%

International

	(Unaudited)
	Three Months Ended
	May 29, 2009		May 30, 2008

Revenue	$152.1	100.0%	$252.8	100.0%
Cost of sales	108.1	71.1	170.5	67.5
Restructuring costs (benefits)	0.2	0.1	(0.4)	(0.2)
Gross profit	43.8	28.8	82.7	32.7
Operating expenses	49.9	32.8	69.6	27.5
Restructuring costs	0.2	0.1	0.7	0.3
Operating (loss) income	$(6.3)	(4.1)%	$12.4	4.9%

Gross profit, as reported	$43.8	28.8%	$82.7	32.7%
Restructuring costs (benefits)	0.2	0.1	(0.4)	(0.2)
Gross profit, excluding restructuring items	$44.0	28.9%	$82.3	32.5%

Operating (loss) income, as reported	$(6.3)	(4.1)%	$12.4	4.9%
Restructuring costs	0.4	0.2	0.3	0.1
Operating (loss) income, excluding restructuring items	$(5.9)	(3.9)%	$12.7	5.0%

Other

	(Unaudited)
	Three Months Ended
	May 29, 2009		May 30, 2008

Revenue	$99.6	100.0%	$132.2	100.0%
Cost of sales	71.4	71.7	86.8	65.7
Restructuring costs	0.3	0.3	2.4	1.8
Gross profit	27.9	28.0	43.0	32.5
Operating expenses	34.2	34.3	46.4	35.1
Restructuring costs	0.6	0.6	0.8	0.6
Operating loss	$(6.9)	(6.9)%	$(4.2)	(3.2)%

Gross profit, as reported	$27.9	28.0%	$43.0	32.5%
Restructuring costs	0.3	0.3	2.4	1.8
Gross profit, excluding restructuring items	$28.2	28.3%	$45.4	34.3%

Operating loss, as reported	$(6.9)	(6.9)%	$(4.2)	(3.2)%
Restructuring costs	0.9	0.9	3.2	2.4
Operating loss, excluding restructuring items	$(6.0)	(6.0)%	$(1.0)	(0.8)%

Corporate	(Unaudited)
	Three Months Ended
	May 29, 2009	May 30, 2008

Operating expenses	$4.7	$5.7

Webcast
Steelcase will discuss first quarter fiscal 2010 results and its business outlook on a conference call and webcast at 11:00 a.m. EDT today. Links to the webcast are available at ir.steelcase.com. Supporting presentation slides will be available on the company’s website concurrent with the distribution of the earnings release.

 Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures.  A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of the company.  Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company’s earnings release are: first quarter gross profit, excluding restructuring items for the current and prior year in dollars and as a percentage of revenue and first quarter operating income, excluding restructuring items, for the current and prior year in dollars and as a percentage of revenue, on a consolidated basis and for each business segment.  These measures are presented because management uses this information to monitor and evaluate financial results and trends.  Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company’s expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company’s most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
Steelcase provides furniture, services and insights to help people have a better work experience and to help companies and organizations create inspiring spaces with a maximum impact on performance and a minimum impact on the environment. A Michigan-based company that has been serving customers for nearly a century, Steelcase leads the global office furniture industry with $3.2 billion in revenue for fiscal 2009. Learn more at www.steelcase.com.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended
	May 29,	May 30,
	2009	2008

Revenue	$545.6	$815.7
Cost of sales	387.0	551.0
Restructuring costs	3.1	4.8
Gross profit	155.5	259.9
Operating expenses	161.0	220.7
Restructuring (benefits) costs	(0.3)	2.4
Operating (loss) income	(5.2)	36.8
Interest expense	(4.4)	(4.3)
Other income, net	1.7	1.5
Income (loss) before income taxes	(7.9)	34.0
Income tax (benefit) expense	(7.9)	11.9
Net income	$-	$22.1

Basic and diluted per share data:
Basic earnings per share	$-	$0.16
Diluted earnings per share	$-	$0.16
Dividends declared and paid per common share	$0.08	$0.15
Weighted average shares outstanding - basic	133.3	136.1
Weighted average shares outstanding - diluted	133.3	136.6

CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	(Unaudited)
	May 29,	February 27,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$43.8	$117.6
Short-term investments	74.7	76.0
Accounts receivable, net	244.8	280.3
Inventories	126.1	129.9
Other current assets	126.0	147.6
Total current assets	615.4	751.4

Property and equipment, net	450.4	433.3
Company-owned life insurance	189.7	171.6
Goodwill and other intangible assets, net	213.7	210.7
Other assets	172.8	183.0
Total assets	$1,642.0	$1,750.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$140.9	$174.6
Short-term borrowings and current portion of long-term debt	4.6	4.9
Accrued expenses:
Employee compensation	103.6	141.8
Employee benefit plan obligations	19.7	38.0
Other	162.1	160.3
Total current liabilities	430.9	519.6

Long-term liabilities:
Long-term debt less current maturities	250.8	250.8
Employee benefit plan obligations	164.0	164.4
Other long-term liabilities	62.5	82.4
Total long-term liabilities	477.3	497.6
Total liabilities	908.2	1,017.2

Shareholders’ equity:
Common stock	55.7	59.8
Additional paid in capital	8.0	4.7
Accumulated other comprehensive (loss) income	(10.0)	(22.5)
Retained earnings	680.1	690.8
Total shareholders’ equity	733.8	732.8
Total liabilities and shareholders’ equity	$1,642.0	$1,750.0

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Three Months Ended
	May 29,	May 30,
	2009	2008

OPERATING ACTIVITIES
Net (loss) income	$-	$22.1
Depreciation and amortization	18.5	22.4
Changes in operating assets and liabilities	(85.4)	(113.9)
Other, net	2.5	12.6

Net cash used in operating activities	(64.4)	(56.8)

INVESTING ACTIVITIES
Capital expenditures	(23.9)	(17.9)
Changes in investments, net	4.8	5.0
Proceeds from the disposal of fixed assets	18.9	2.8
Other, net	3.7	4.4

Net cash provided by (used in) investing activities	3.5	(5.7)

FINANCING ACTIVITIES
Dividends paid	(10.7)	(20.3)
Common stock repurchases	(4.3)	(46.3)
Common stock issuances	0.1	0.2
Other, net	(0.5)	3.2

Net cash used in financing activities	(15.4)	(63.2)

Effect of exchange rate changes on cash and cash equivalents	2.5	0.5

Net decrease in cash and cash equivalents	(73.8)	(125.2)
Cash and cash equivalents, beginning of period	117.6	213.9
Cash and cash equivalents, end of period	$43.8	$88.7